Exhibit 5.2

[LETTERHEAD OF THE GOODYEAR TIRE & RUBBER COMPANY]

November 2, 2015

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of: (i) one or more series of debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and Guarantees may be issued from time to time in one or more offerings.

I, or members of my staff, have reviewed (i) the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of August 13, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto, dated as of February 28, 2012 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture thereto, dated as of February 25, 2013 (the “Third Supplemental Indenture”), among the Company, the Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”), and (ii) such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that:

(1)      The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses the requisite corporate power, authority and legal right to execute and deliver the Debt Securities and the Indenture and to perform its obligations under each.

(2)      Wingfoot Commercial Tire Systems, LLC is duly formed, validly existing and in good standing under the laws of the State of Ohio and possesses the limited liability company power, authority and legal right to execute and deliver the Guarantees and the Indenture and to perform its obligations under each.

I am a member of the bar of the State of Ohio. I do not express any opinion herein on any laws other than the law of the State of Ohio.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ David L. Bialosky, Esq.

SCHEDULE A

Guarantors

Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

T&WA, Inc.	Kentucky

Wingfoot Commercial Tire Systems, LLC	Ohio

Wingfoot Mold Leasing Company	Nova Scotia, Canada